EXHIBIT 10.16

AMENDED AND RESTATED

MANAGEMENT AND SERVICE AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AND SERVICE AGREEMENT (the “Agreement”) is made and entered into as of January 1, 2004, by and between Radnet Management, Inc., a California corporation (hereinafter referred to as “Manager”), and Beverly Radiology Medical Group, III, a California general partnership (hereinafter referred to as “BRMG”).

RECITALS

A. BRMG is a California general partnership composed of two (2) medical professional corporations who employ or contract with physicians with substantial experience in providing diagnostic and radiology imaging services.

B. BRMG wishes to obtain from Manager the use of certain office space, medical equipment and other furnishings necessary to conduct a medical practice (the “Practice”) specializing in radiology, diagnostic and imaging medical services at certain locations (hereinafter defined as the “Centers”), and BRMG further wishes to engage Manager to provide a full scope of services and personnel relating to the management, supervision and administration of the non-medical aspects of the Practice at such locations.

C. Manager, through its employees and consultants, has experience and expertise in managing medical practices and Manager desires to provide to BRMG the premises, equipment and furnishings hereinafter described. Manager further desires to provide BRMG with personnel, management and administrative services, all upon the terms and conditions hereinafter set forth.

D. This Agreement is an amendment to and a restatement of the Management and Service Agreement entered into by and between CCC Franchising Acquisition Corp. II (the predecessor of Manager) and BRMG as of June 12, 1992.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Use of Office Facilities. Manager hereby makes available to BRMG, during the term of this Agreement, including all renewals and extensions hereof, for BRMG’s exclusive use the medical office space that is located at the addresses set forth on Exhibit A hereto, which premises BRMG agrees are in good order and repair and sufficient for the purposes of conducting the Practice (the “Centers” or “Center Premises”). BRMG shall comply with all covenants set forth in any leases or subleases for the Center Premises entered into or assumed by Manager and Manager agrees to make available to BRMG copies of all such leases. Any future improvements that Manager determines, upon consultation with BRMG as being necessary for the Practice, shall be provided by Manager as mutually agreed upon from time to time during the term hereof, provided that Manager determines that such improvements can be obtained at reasonable cost within Manager’s budgetary constraints. BRMG shall use and occupy the Center Premises exclusively for the practice of medicine and for providing other related services and products. Upon termination of this Agreement, BRMG and its employees and independent contractors shall immediately vacate the Center Premises.

2. Use of Furniture, Furnishings and Equipment. Manager hereby agrees to make available to BRMG, and BRMG hereby hires from Manager, during the term of this Agreement, including all renewals and extensions hereof, all furniture, furnishings and medical equipment (the “FF&E”) as may be located at the Center premises from time to time and reasonably suitable and necessary to BRMG for BRMG’s exclusive use in the operation of the Practice at the Centers. The use by BRMG of the FF&E shall be subject to the following conditions:

(a) Title to all of the FF&E shall remain in Manager at all times; and upon the termination of this Agreement, BRMG shall immediately surrender the FF&E to Manager.

(b) Manager shall be responsible for all repairs and maintenance of the FF&E; provided, however, BRMG shall employ reasonable efforts to prevent damage to and excessive wear of the FF&E, and shall promptly notify Manager of any needed repairs thereto. BRMG confirms that the FF&E presently in the Centers as of the date hereof are adequate for the Practice and are generally in good repair. Any future additional or replacement equipment that may be required to be provided to BRMG shall be provided by Manager as mutually agreed upon from time to time during the term hereof, provided that Manager determines that such additional or replacement equipment can be obtained at reasonable cost within Manager’s budgetary constraints and provided, further, that Manager shall have the option, in its sole discretion, either to purchase or to lease such additional or replacement equipment.

(c) Manager shall be responsible for all property taxes and other assessments relating to or arising out of ownership or use of the FF&E.

(d) BRMG acknowledges that Manager makes no warranties or representations, express or implied, as to the fitness, suitability or adequacy of the Center Premises or the FF&E or any other property furnished under this Agreement, for the conduct of a medical practice or for any other particular purpose.

3. Management Services and Administration. During the term of this Agreement, including all renewals and extensions hereof, BRMG engages manager to serve as its exclusive manager and administrator of the non-medical functions and services relating to the operation of the Practice at the Centers, and Manager agrees to furnish to BRMG all reasonably necessary non-medical management and administrative services as are agreed to by the parties from time to time, consistent with past practice. Said services shall be at the expense of Manager and shall include, but are not limited to:

(a) Bookkeeping and accounting services, including, without limitation, maintenance, custody and supervision of BRMG’s business records, papers and documents, ledgers, journals and reports, and the preparation, distribution and recording of all bills and statements for professional services rendered by BRMG. BRMG shall at all times have responsibility for setting all fees for professional services provided by BRMG to patients of the Practice, provided that such fees shall be reasonable and customary for the community in which the Centers are operated. All billings for services rendered to patients by the Practice shall be conducted by manager, and Manager shall act as BRMG’s agent in the preparation, rendering and collection of such billings. In this regard, BRMG hereby appoints Manager for the term of this Agreement to be its true and lawful attorney-in-fact, for the following purposes:

(i) to bill patients, insurance companies, managed care payors and other third-party payors in BRMG’s name and on its behalf;

(ii) to collect accounts receivable resulting from such billing in the name of BRMG and on its behalf;

(iii) to receive payments on behalf of BRMG from insurance companies, prepayments received from health care plans, Medicare, Medi-Cal, managed care payors and all other third-party payors;

(iv) to take possession of and endorse in the name of BRMG and deposit into Manager’s bank account (the “Deposit Account”) (and/or in the name of an individual physician, such payment intended for purposes of payment of professional fees related to BRMG) any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable;

(v) upon the prior consent of BRMG, which consent shall not be unreasonably withheld or delayed, to initiate the institution of legal proceedings in the name of BRMG or any BRMG Personnel to collect any accounts and monies owed to BRMG or such BRMG Personnel, to enforce the rights of BRMG or such BRMG Personnel, as the case may be, as creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by governmental agencies (or their fiscal intermediaries) as third-party payors; and

(vi) to deposit into the Deposit Account all revenue collected by Manager. BRMG covenants and shall cause all physician employees and independent contractors to covenant, to forward any payments received with respect to any revenues generated for services provided by BRMG or any of the BRMG Personnel to Manager for deposit. Manager shall have the right to withdraw funds from the Deposit Account and all owners of the Deposit Account shall execute a revocable standing transfer order (the “Transfer Order”) under which the bank maintaining the Deposit Account shall periodically transfer the entire balance of the Deposit Account to a separate bank account owned solely by Manager (the “Manager Account”). BRMG and Manager hereby agree to execute from time to time such documents and instructions as shall be required by the bank maintaining the Deposit Account and mutually agreed upon to effectuate the foregoing provisions and to extend or amend such documents and instructions. Any action by BRMG that materially interferes with the operation of this Section, including, but not limited to, any failure to deposit or to have Manager deposit any revenues into the Deposit Account, any withdrawal of any funds from the Deposit Account not authorized by the express terms of this Agreement or any other written agreement executed by each of the parties, or any revocation of or attempt to revoke the Transfer Order (otherwise than upon expiration or termination of this Agreement), will constitute a breach of this Agreement and will entitle Manager, in addition to any other remedies it may have at law or in equity, to seek a court ordered assignment of the rights provided to Manager pursuant to this Subparagraph (a).

(b) Supervision and coordination of the day-to-day, non-medical business aspects of the Practice.

(c) The provision of all medical and office supplies required by BRMG in accordance with the operation of the Practice at the Centers, provided that Manager determines that such supplies can be obtained at reasonable cost within Manager’s budgetary constraints.

(d) The property maintenance and cleanliness of the Centers and of the FF&E located at the Centers.

(e) The furnishing to BRMG of all necessary electricity, heat, water, laundry, linen, uniforms, forms, telephones, medical supplies, office supplies, postage and duplication services, provided, however, that all such supplies acquired and services shall be determined to be reasonably necessary in connection with the day-to-day operations of the Practice at the Centers and can be obtained at reasonable cost within Manager’s budgetary constraints.

(f) The preparation and filing of all forms, reports and returns requirement by law in connection with unemployment insurance, workers’ compensation insurance, disability benefits, social security and other similar laws (excluding personal or corporate income or franchise tax forms of BRMG or BRMG’s employees or contractors) now in effect or hereafter imposed.

(g) Reception, secretarial and transcribing services and the maintenance of medical records.

(h) All advertising, marketing and promotional activities conducted on behalf of the Practice, provided that Manager shall consult with BRMG prior to implementing any new advertising, marketing or promotional activities and BRMG’s approval shall be required before implementation which approval shall not be unreasonably withheld and shall be based on compliance with medical practice and ethical considerations.

(i) The parties hereby agree that the benefits to BRMG hereunder do not require, are not payment or compensation in cash or in kind for, and are not in any way contingent upon the referral or any other arrangement for the provision of any item or service offered by Manager to any of BRMG’s patients in any facility controlled, managed or operated by Manager.

4. Staffing of Practice; BRMG’s Obligations.

(a) During the term of this Agreement, including all renewals and extensions hereof, Manager shall, at its expense, except as otherwise provided in the next sentence of this paragraph, provide all nurses and all other non-physician technical, clerical and administrative personnel (the “Manager Personnel”) reasonably required by BRMG for the conduct of the Practice at the Centers consistent with past practice. BRMG shall, at its expense, employ or contract with an adequate number of licensed physicians (the “Practice Physicians”) which are necessary to provide professional services at the Centers (collectively, “BRMG Personnel”). The BRMG Personnel shall be personally present at the Centers to provide the hours of professional coverage each week during the term hereof that is required to adequately service BRMG’s Practice. If Manager reasonably determines that the physician coverage provided by BRMG is inadequate then Manager shall have the right to contract with non-BRMG Personnel to provide the necessary services. Manager and BRMG each agree that the hours of operation of the Centers shall be customary and normal business hours Monday through Friday, with Saturday hours as scheduled by the parties from time to time.

All Manager Personnel shall be employees or contractors of Manager and Manager shall be responsible for the payment to all such persons of all compensation, including reasonable salary, fringe benefits, bonuses, health and disability insurance, workers’ compensation insurance and any other benefits which Manager may make available to its employees or contractors. All BRMG Personnel shall be employees or contractors of BRMG, and BRMG shall be responsible for the payment to all such persons of all compensation, including reasonable salary, fringe benefits, bonuses, health and disability insurance, workers’ compensation insurance and any other benefits which BRMG may make available to its employees or contractors. Except as provided below, Manager shall have the sole responsibility of hiring and discharging, and supervising the non-medical functions of Manager Personnel. Notwithstanding the foregoing, the Practice Physicians shall be solely responsible for the supervision of all medical functions and responsibilities performed by both the BRMG Personnel and the Manager Personnel and no Manager Personnel that substantially assist in the performance of professional services will be hired or fired by Manager without consultation with BRMG. However, final decision with respect to Manager Personnel employment decisions remains with Manager.

(b) Manager shall instruct all Manager Personnel to keep confidential any financial, statistical, personal and patient information obtained or encountered relating to BRMG and the Practice. Exhibit B attached hereto is entered into pursuant to the Health Insurance Portability and Accountability Act of 1996 and the Federal HIPAA privacy regulations.

(c) BRMG acknowledges and agrees that as an express condition precedent to the obligations of Manager hereunder, BRMG shall be responsible for ensuring that all records and reports as may be necessary or appropriate in connection with the consultation, evaluation and/or treatment of each Center patient (collectively, “Center Report(s)”) are accurately and fully prepared, completed and submitted to or filed with the proper party(ies) no later than the time required by law or within any shorter submission or filing period specified in any applicable agreement with the recipient of such report(s).

5. Term. Unless sooner terminated in accordance with this Agreement, this Agreement shall commence effective as of January 1, 2004 and shall continue in full force and effect for a term of ten (10) years thereafter. Thereafter this Agreement shall automatically renew for successive ten (10) year terms unless either party to this Agreement gives notice to the contrary to the other party, in the manner provided herein, at least six (6) months prior to the first or any subsequent renewal date.

6. Name. BRMG represents that it has no right, title or interest in the name, “Radnet”. BRMG agrees that it will not, either during the term of or after the termination of this Agreement for any reason, utilize the name, “Radnet”, or any similar name in any manner whatsoever.

7. Performance of Services.

(a) Manager is hereby expressly authorized by BRMG to perform all services required of Manager pursuant to the terms of this Agreement in the manner

Manager deems reasonable and appropriate in order to meet the day-to-day requirements of BRMG. BRMG acknowledges and agrees that Manager may subcontract with other persons or entities, including entities related to Manager by common ownership or control, to perform any part or all the services required of Manager hereunder.

(b) Each of the parties hereby agrees to cooperate fully with the other in connection with the performance of their respective obligations under this Agreement and both parties shall employ their best efforts to resolve any disputes that may arise under or in connection with this Agreement.

(c) Notwithstanding any other provisions contained herein, Manager shall not be liable to BRMG and shall not be deemed to be in default hereunder for the failure to perform or provide any of the supplies, services, personnel or other obligations to be performed or provided by Manager pursuant to this Agreement if such failure is a result of collective bargaining, a labor dispute, act(s) of God, or any other event which is beyond the reasonable control of Manager or which was not reasonably foreseeable by Manager.

8. Warranties and Covenants of BRMG.

(a) BRMG warrants and covenants that it shall not employ, contract or otherwise permit the BRMG Personnel (whether employees of BRMG or independent contractors) to engage in their respective professional practices at the Centers unless each such person is duly licensed to practice his or her profession within the State of California without restriction by any authorized federal, state or other regulatory or licensing agency, and is qualified and specialized in providing the services for which he or she is engaged by BRMG.

(b) BRMG warrants and covenants that each of the BRMG Personnel provided to the Centers shall (i) comply with all applicable governmental laws, regulations, ordinances and directives relating to his or her profession and (ii) perform his or her work and functions at all times in strict accordance with currently approved methods and practices in his or her field. All physician and other professional services rendered at the Centers shall be provided under the direct supervision and control of a Practice Physician provided by BRMG. In addition, BRMG warrants and covenants that none of the BRMG Personnel shall provide any services in the Centers after such person has been expelled from any recognized medical association or has had his or her medical staff membership or clinical privileges or like privileges, as applicable, terminated or restricted by the medical staff or governing board of any hospital in the county where any of the Centers are located for reasons involving moral turpitude or failure to conform to recognized or required ethics.

(c) BRMG represents and warrants to Manager that there are no facts, circumstances or conditions of which BRMG has knowledge which would prevent any of the Practice Physicians or the other Practice Professionals from practicing his or her profession in the State of California or which would prevent or hinder any of the Practice Physicians or other Practice Professionals from conducting the Practice at the Centers.

9. Rental and Management Fee.

(a) The parties hereto acknowledge and agree that Manager has incurred and will incur substantial costs and expenses in connection with the performance of its obligations and duties hereunder. The parties further acknowledge that certain of such costs and expenses can vary to a considerable degree according to the volume of activity at the Practice. The parties further agree that it will be impracticable to ascertain exactly all of the costs and expenses to be incurred by Manager in performing its obligations hereunder.

(b) BRMG and Manager therefore agree that Manager shall receive as compensation (the “Management Fee”) for the management services performed by Manager hereunder the use of the Centers, the use of the FF&E and all other services of Manager hereunder, a sum equal to seventy-four percent (74%) of the “Practice Billing Receipts” as and when collected by BRMG arising out of all professional and technical services rendered by or on behalf of BRMG commencing on and continuing after the effective date hereof to and including the date of termination hereunder for any reason, payable out of the first amounts collected with regard to any particular account. For purposes of the preceding sentence, the collection of the Practice Billing Receipts shall be deemed to occur at the time such amounts would be included in gross income by BRMG for federal income tax purposes, using the cash method of accounting. In no event shall payment to Manager of the Management Fee hereunder be interpreted or implied as permitting Manager to share in BRMG’s fees for professional services but is acknowledged as the negotiated fair market value compensation to Manager considering the scope of services and the business risks assumed by Manager. In this regard, the parties agree to meet and confer no more often than once each twelve (12) months to assess that the Management Fee continues to represent the fair market value of Manager’s services and the Management Fee shall be adjusted accordingly.

(c) For purposes of Paragraph 9(b), the term “Practice Billing Receipts” shall mean the gross amount collected by BRMG for professional services performed.

(d) On or before the twentieth (20th) day of each month following the date of this Agreement, Manager shall render a full and complete accounting to BRMG of all patient billings, receipts and aged accounts receivable for the preceding month. BRMG shall pay Manager the agreed upon monthly Management Fee within five (5) days after receipt of such monthly accounting from Manager.

(e) At the request of Manager, BRMG will utilize its accrued accounts receivable as a borrowing base against which Manager will be permitted to borrow from BRMG seventy-four percent (74%) or the agreed upon Manager’s annual percentage, if different. Manager shall repay to BRMG the amount so loaned from its portion hereunder of the collection of the Practice Billing Receipts, as and when collected. In this regard, BRMG agrees that any obligation of Manager to BRMG as a result of the lending of funds by BRMG pursuant to this subparagraph is hereby subordinated to all other indebtedness, including the senior notes due 2008 (the “Notes”), if any, of Manager, whether heretofore, now or hereafter created, and BRMG agrees that any obligations of Manager to BRMG referred to in this sentence shall not be paid in whole or in part at any time during which a default or event of default under the Notes has occurred or is continuing until the Notes have been paid in full. BRMG agrees not to accept any payment in contravention of the foregoing.

10. Rights of Entry and Inspection.

(a) Any authorized representative of Manager shall have the right to enter the Center at all times for the purposes of inspection, making repairs, cleaning said premises or for any other reasonable purpose, provided, however, that any such entry by Manager shall not unreasonably interfere with the conduct of BRMG’s Practice at the Center.

(b) Manager shall have the right at any reasonable time to inspect and make copies of the books and records of BRMG relating to the conduct of the Practice at the Center, provided that the parties shall comply with all applicable patient record confidentiality requirements.

11. Rights of Manager upon Termination.

(a) In the event of the termination of this Agreement for any reason, including the breach hereof by either party, all of the provisions of this Paragraph 11 shall apply. BRMG shall vacate as soon as reasonably practical in order to protect the interest of patients of the practice and surrender to Manager possession of the Center Premises and the FF&E described in Paragraph 2 hereof, along with all other equipment, materials and supplies belonging to Manager. All fees, advances and other charges owed to Manager that have accrued but are unpaid as of the date of termination (“Unpaid Fees”) shall, subject to the provisions of Paragraph 12(e) hereof, become immediately due and payable by BRMG to Manager. The Manager’s Fee shall continue to accrue as to receipts from services rendered to or on behalf of BRMG to and including the effective date of termination of this Agreement notwithstanding any such termination and shall survive such termination and be paid as provided in Paragraph 9(d) hereof. Failure to remit all Unpaid Fees pursuant to this Paragraph 11 or future Management Fees as they accrue shall constitute a default under this Agreement and, notwithstanding anything to the contrary contained herein, the payment of interest as provided herein shall not excuse BRMG for its failure to pay in a timely manner. BRMG shall, unless the insurance that it carried pursuant to the requirements of Paragraph 14 hereof was occurrence coverage and was continuously in effect, obtain “tail” coverage at the expense of and in such form and amounts as Manager shall reasonably demand, with regard to all of the Practice at the Centers naming Manager as an additional insured thereunder. BRMG shall, upon the request of Manager, enter into negotiations with such physicians, medical partnerships or medical corporations as may be specified by Manager, for the sale of all patient medical charts and records of BRMG to such other physicians, medical partnerships or medical corporations after BRMG’s withdrawal from such premises, such sale to be at a price determined by agreement between BRMG and such buyer or by an appraiser selected by them or selected by arbitration; provided that such arrangement shall provide for BRMG’s access and right to copy records for lawful purposes in compliance with applicable laws and “tail” insurance coverage.

(b) Records and Files.

(i) At all times during and after the term of this Agreement, including any extensions or renewals hereof, all business records, including, but not limited to, business agreements, books of account, personnel records, general administrative records and all information generated under or contained in the management information system pertaining to Manager’s obligations hereunder, and other business information of Manager of any kind or nature, except for patient medical records and BRMG’s Records (as defined in Subparagraph (ii) below), shall be and remain the sole property of Manager; provided that during and after termination of this Agreement, BRMG shall be entitled to reasonable access to such records and information, including the right to obtain copies thereof in any media reasonably requested by BRMG, for any purpose related to patient care or the defense of any claim relating to patient care or the business of Manager or BRMG or to the relationships of the parties hereto, and Manager agrees to safeguard such records for such period as may be required by applicable federal or state law following termination of this Agreement, but in no event less than six (6) years. Manager hereby agrees to preserve the confidentiality of such patient medical records and to use the information in such records only for the limited purposes necessary to perform management services and, within the limits of its responsibilities hereunder, to ensure that provision is made for appropriate care for patients.

(ii) At all times during and after the term of this Agreement, the business agreements, financial, operational, corporate and personnel records and information relating exclusively to the business and activities of BRMG and patient medical record and charts (hereinabove referred to as the “BRMG Records”) shall be and remain the sole property of BRMG.

(iii) At all times during and after the term of this Agreement, each party and its authorized agents shall be entitled, upon request and with reasonable advance notice, to obtain access (within not more than thirty (30) days following receipt of such notice by the other party or parties) to all records of the other party directly related to the performance of such party’s obligations pursuant to this Agreement, provided, however, that such right shall not allow for access to patient, medical and other records that must be kept confidential as required by law. Either party, at its expense, shall have the right to make copies in any media of any records to which it has access pursuant to this Subparagraph (iii).

(iv) The management of all files and records by Manager and BRMG shall comply with all applicable federal, state and local statutes and regulations.

12. Default.

(a) Right to Terminate. Except as otherwise provided herein, upon the default of a party as defined herein, the other party shall have the right to terminate this Agreement upon written notice as provided hereon.

(b) Default by Manager. Manager shall not be deemed in default of this Agreement due to the breach of any obligation of Manager under this Agreement unless such breach is not cured within thirty (30) days following the date on which BRMG has given written notice to Manager fully describing such breach; provided that if such breach cannot reasonably be cured within such thirty (30) day period, Manager shall not be deemed in default so long as it has commenced to cure the breach within said thirty (30) day period and thereafter diligently completes such cure.

(c) BRMG’s Default; Other Events.

(i) BRMG shall be deemed to be in default under this Agreement (i) if it shall fail to advance or pay to Manager out of Practice Billing Receipts any amounts due Manager when due or (ii) due to the breach of any other obligation of BRMG under this Agreement.

(ii) Notwithstanding anything herein to the contrary, if, during the term hereof, (i) a petition for relief under the laws of the Untied States relating to bankruptcy shall be filed by or against BRMG or Manager, (ii) the assets of BRMG assumed by any trustee or other person pursuant to any judicial proceedings, (iii) BRMG becomes insolvent or makes an assignment for the benefit of creditors, (iv) BRMG is dissolved, undergoes a change of ownership such that Howard G. Berger, M.D. no longer owns in the aggregate of at least sixty percent (60%) of the equity interests of BRMG, is merged with another entity and is not the surviving entity in connection therewith, or sells all or substantially all of its assets, (v) any Practice Physician or other BRMG Personnel has his or her license to practice medicine or to practice his or her profession, as applicable, in the State of California suspended, revoked or in any manner restricted by an authorized federal, state or other regulatory or licensing agency vested with appropriate power to do so, and continues to provide professional services to or through BRMG, (vi) any Practice Physician or other BRMG Personnel is expelled from any recognized medical or professional association, the physician provided by BRMG has his or her medical staff membership or privileges or like status terminated or restricted by the medical staff or governing board of any hospital in the county where Centers are located for reasons involving moral turpitude or failure to conform to recognized or required ethics and continues to provide professional services to or through BRMG, or (vii) BRMG becomes unable, for any reason, to perform or observe any material covenant or condition to be performed or observed by it hereunder, then in any such event, Manager may, at its written election, immediately terminate this Agreement and re-enter the Center

Premises, and the obligations of Manager to BRMG created by this Agreement shall be terminated.

(d) Rights Cumulative. The various rights and remedies herein granted to Manager or BRMG shall be cumulative and in addition to any other rights Manager or BRMG, respectively, may be entitled to under law. The exercise of one or more rights or remedies shall not impair the right of manager or BRMG to exercise any other right or remedy, at law or equity.

13. Security for Fee; Bank Account. BRMG hereby grants in favor of Manager a lien upon and security interest in (a) all of BRMG’s billings and accounts receivable from the operations of the Centers and (b) all proceeds thereof, all to the extent permitted by law, as security under the California Commercial Code for payment of the unpaid balance of all management and service fees, any and all loans or advance payments by Manager to BRMG and any other sums due to Manager hereunder and BRMG shall, upon request, execute, acknowledge and deliver to Manager a Uniform Commercial Code Financing Statement, in form and content acceptable to Manager, covering such collateral and shall take all such other actions as Manager shall reasonably request to fully perfect its security interest in such collateral. Manager’s right to enforce its security on all such billings and receivables shall continue after termination of this Agreement until all sums owed to Manager by BRMG are paid in full. Collections from the operations of the Centers shall be deposited in a separate bank account (the “Account”) established exclusively with respect to the Practice at the Centers from which payments shall be made to Manager for its Management Fee determined in accordance with this Agreement, with the balance as directed by BRMG. BRMG and Manager shall each have signature authority to withdraw and expend funds from the Account. The parties shall take any and all steps necessary to designate the authorized signatories on the Account to reflect the authority of BRMG and Manager to withdraw funds from the Account.

14. Insurance.

(a) BRMG, at BRMG’s expense, shall purchase and maintain in force during the term hereof, and all renewals and extensions hereof, medical malpractice insurance with a reputable company or companies licensed to do business in California to protect against liability to patients. Coverage under such insurance shall not be less than One Million Dollars ($1,000,000) for any incident and Three Million Dollars ($3,000,000) annual aggregate. BRMG’s coverage shall extend to all Practice Physicians and other BRMG Personnel providing services at the Centers or BRMG shall ensure that such physicians and professionals shall obtain and maintain malpractice insurance in the coverage amounts set forth above for their activities at the Centers. BRMG shall make available to Manager prior to the commencement of this Agreement and periodically thereafter, at Manager’s request, proof of the malpractice coverage required hereunder. BRMG shall also obtain the commitment of the insurer(s) providing such coverage to give Manager thirty (30) days’ prior written notice before the occurrence of any modification or termination of such coverage. Manager, its agents and controlling persons, shall be named as an additional insured in connection with all of the foregoing insurance.

(b) BRMG and Manager each waives any right one may have against the other, to the extent allowed by the waiving party’s insurance coverage, on account of any loss or damage occasioned to any party by another party, their respective real and personal property, the Center Premises or the contents thereof, arising from any risk generally covered by fire and extended coverage insurance or from vandalism or malicious mischief; and the parties, on behalf of their respective insurance companies, waive any right to subrogation, except when such loss or damage is due to the gross negligence or willful misconduct of the other party.

(c) BRMG shall indemnify, defend and hold Manager, its affiliates and their respective officers, directors, shareholders, employees, agents, attorneys and consultants (other than such persons who are also officers, directors, partners, employees, agents or consultants of BRMG) harmless from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys’ fees), not covered by insurance (including self-insured insurance and reserves), whenever arising or incurred, that are caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or the performance of any intentional acts, negligent acts or omissions by BRMG and/or its partners, employees and/or subcontractors (other than Manager, its affiliates or their respective employees, officers, directors, agents, attorneys and consultants) during the term of this Agreement; provided, however, that in the event an indemnification obligation under the preceding clause arises as of the result of any act or omission of a person who is an officer, shareholder or other equity holder, director, employee, agent, attorney or consultant of Manager or any of its affiliates, such person shall not be entitled to indemnification in connection therewith and any other adjustment as is equitable shall be made to BRMG’s indemnification obligation arising thereby.

(d) Manager shall indemnify, defend and hold BRMG and its partners and their respective officers, directors, employees, agents, attorneys and consultants harmless from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys’ fees), not covered by insurance (including self-insured insurance and reserves), whenever arising or incurred, that are caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by Manager, its affiliates and/or any of their respective shareholders, employees and/or subcontractors (other than BRMG or its employees) during the term of this Agreement; provided, however, that in the event an indemnification obligation under the preceding clause arises as a result of any act or omission of a person who is an officer, partner or other equity holder, director, employee, agent, attorney or consultant of BRMG, such person shall not be entitled to indemnification in connection therewith and any other adjustment as is equitable shall be made to Manager’s indemnification obligation arising thereby.

15. Assignment.

(a) This Agreement and the rights and duties created in BRMG hereunder shall not be assignable by BRMG either voluntarily or by operation of law except to a professional corporation which agrees to assume all of BRMG’s duties and obligations hereunder which is, at the time of assignment owned solely by Howard G. Berger, M.D. BRMG shall not sublet or allow any other person to use the Center Premises, or any part thereof, nor shall BRMG sublease or rent any of the FF&E nor permit the removal of such items from the Centers without the prior written consent of Manager. Manager may assign its rights and delegate its duties hereunder to any successor in interest or to any related entity without the consent of BRMG and may otherwise assign its rights and delegate its duties with the consent of BRMG, not to be unreasonably withheld.

(b) Manager shall have the right to assign its rights hereunder to any financial institution as collateral security for the indebtedness of Manager or its affiliates without the consent of BRMG.

16. Independent Contractors. The parties hereto acknowledge and agree that the relationship created between Manager and BRMG is an independent contractor with respect to the personnel, management and administrative services described in this Agreement. Nothing contained herein shall be construed as creating a partnership or joint venture, landlord/tenant or any other type of relationship between the parties other than one of independent contractors.

Nothing contained in this Agreement shall be construed to permit Manager to engage in the practice of medicine, it being the sole intention of the parties hereto that the services to be rendered to BRMG by Manager are solely for the purpose of providing personnel and non-medical management and administrative services to BRMG. Manager shall have no authority or responsibility for any medical act or professional policy, act, decision or function of BRMG. Manager shall neither have nor exercise any direction or control over the methods by which BRMG performs its professional activities.

17. Destruction of Center Premises. If the Center Premises are destroyed or damaged to the extent that BRMG cannot use them to conduct the Practice, Manager may, without terminating this Agreement, restore the Center Premises at Manager’s sole cost and expense. In the event that Manager does not elect, within thirty (30) days following the date of the destruction of or damage to the Center Premises, to exercise such right of restoration, then either party may terminate this Agreement upon notice to the other party. In the event that Manager elects to restore the Center Premises, then Manager shall have the right to relocate the Practice in temporary offices pending such restoration and this Agreement shall continue in full force and effect while the Center Premises are being restored with no abatement in any Management Fee or any other payment to be made by BRMG to Manager hereunder.

18. Dispute Resolution.

(a) Except as otherwise provided in this Agreement, if the parties hereto are unable, after good faith negotiations, which each hereby covenants to undertake, to resolve any and all disputes arising out of, relating to or in connection with this Agreement, including, without limitation, in respect to the formation of this Agreement, or the construction or interpretation of this Agreement, either party may commence arbitration by sending a written demand for arbitration to the other party, in accordance with Paragraph 20(d) hereof. Such demand shall set forth with particularity and with supporting detail or documentation the dispute or matter to be resolved by arbitration.

(b) There shall be one arbitrator. If the parties shall fail to select a mutually acceptable arbitrator within ten (10) days after the demand for arbitration is mailed, a single arbitrator shall be appointed as soon as possible by the American Arbitration Association in Los Angeles, California or failing such appointment, pursuant to the usual procedure of said Association in such cases. The fee payable to the arbitrator shall be based upon the then current fee schedule of the American Arbitration Association and shall be advanced one-half (1/2) by each party, upon the written request of the arbitrator.

(c) The parties shall have the rights of discovery as provided for in Part 4 of the California Code of Civil Procedure and as provided for in Section 1283.05 of said Code.

(d) Except as set forth herein, the arbitrator shall conduct the arbitration according to the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall take place in Los Angeles, California unless the parties otherwise agree. The arbitrator shall base the decision on the express language of this Agreement. Within ten (10) days after the arbitrator is appointed, or as soon thereafter as shall be reasonably practicable a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. Each party may make written submissions to the arbitrator, and each party shall have a reasonable opportunity for rebuttal. As soon as reasonably practicable, but not later than thirty (30) days after the hearing is completed, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

(e) All decisions of the arbitrator shall be final, binding and conclusive as to both parties, and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement. Judgment may be entered upon such decision in accordance with applicable law in any court having jurisdiction thereof.

(f) This arbitration clause and all rulings or decisions of the arbitrator shall be specifically enforceable in a court of law.

(g) Notwithstanding any provision of this Paragraph 18, the parties hereto reserve the right to seek interim relief in any court of competent jurisdiction before or during the pendency of any arbitration hereunder.

19. Further Center Locations and Restrictions.

(a) Should BRMG determine at any time to establish any other locations for the practice of medicine, Manager shall have the option of providing space and services therefor under the same terms and conditions as set forth herein. Manager may exercise such option by notice to BRMG in the manner provided herein. Upon the giving of such notice, the definition of “Centers” and “Center Premises” in Paragraph 1 hereof will automatically be deemed amended to include such new location or locations. Should Manager not exercise such option, then BRMG shall be obligated to negotiate in good faith at the request of Manager, toward an amendment of this Agreement or an additional agreement under which Manager would provide space, equipment, furniture, furnishings and services to BRMG at such location. If such negotiations are not successful, then BRMG may negotiate with other parties for the provision of some or all of such services but Manager shall have a right of first refusal to provide such services as BRMG shall propose to obtain from any other party. If Manager determines to establish a new location, then BRMG shall use its best efforts to provide the professional staff required at such location under the same terms and conditions as set forth herein. If BRMG cannot staff such facility, then Manager may contract with non-BRMG Personnel to provide the necessary services.

(b) During the term of this Agreement, BRMG shall not, without the prior written consent of Manager, (i) establish, operate or provide professional radiology or diagnostic services at any medical office, practice or other health care facility (other than a Center) providing services similar to those provided by BRMG or enter into an agreement with any third party payor to provide such services at any facility other than a Center, (ii) enter into any other management or administrative services agreement or other arrangement with any other person or entity (other than with Manager) for purposes of obtaining management, administrative or other support services or (iii) engage or participate in any business which engages in competition with the business conducted by Manager anywhere within fifteen (15) miles of any location at which Manager conducts business.

(c) During the term of this Agreement and for twenty-four (24) months following the termination of this Agreement, BRMG shall not, without the prior written consent of Manager (i) directly or indirectly recruit or hire, or induce any party to recruit or hire, any person who is an employee of, or who has entered into an independent contractor arrangement with, Manager or its affiliates; (ii) directly or indirectly, whether for itself or for any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any customers, business or clients of Manager or its affiliates; (iii) directly or indirectly solicit, or induce any party to solicit, any contractors of Manager or its affiliates, to enter into the same or a similar type of contract with any other party; or (iv) disrupt, damage, impair or interfere with the business of Manager or its affiliates.

(d) If this Agreement is terminated, then if BRMG establishes, operates or provides professional services at any office, practice, diagnostic imaging center, hospital or other health care facility providing services substantially similar to those provided by BRMG or Manager pursuant to this Agreement anywhere within fifteen (15) miles of any location of any Center, BRMG or any successor thereto shall engage Manager as the sole and exclusive manager and administrator of the nonprofessional functions and services of such other office, practice, hospital or health care facility on the same terms and conditions as contained herein.

(e) BRMG recognizes the proprietary interest of Manager and its affiliates in any confidential and proprietary information (as hereafter defined). BRMG acknowledges and agrees that any and all Confidential and Proprietary Information of Manager or its affiliates (“Manager’s Confidential and Proprietary Information”) communicated to, learned of, developed or otherwise acquired by BRMG during the term of this Agreement shall be the property of Manager or its affiliates. BRMG further acknowledges and understands that its disclosure of Manager’s Confidential and Proprietary Information will result in irreparable injury and damage to Manager or its affiliates. As used herein, “Confidential and Proprietary Information” means all trade secrets and other confidential and/or proprietary information of Manager or its affiliates, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency and all other confidential concepts, methods of doing business, ideas, materials or information (other than BRMG’s patient medical records) prepared or performed for, by or on behalf of the parties hereto by its employees, officers, directors, agents, representatives or consultants. Confidential and Proprietary Information shall not include any information which (i) was known to BRMG prior to its disclosure by Manager or its affiliates; (ii) is or becomes publicly known through no wrongful act of BRMG or any of its employees; or (iii) is disclosed pursuant to a statute, regulation or the order of a court of competent jurisdiction, provided that BRMG provides prior notice to Manager.

(f) BRMG acknowledges and agrees that Manager and its affiliates are entitled to prevent the disclosure of Manager’s Confidential and Proprietary Information. BRMG agrees at all times during the term of this Agreement and thereafter to hold in strictest confidence and not to disclose to any person, firm or corporation, except as may be necessary for the discharge of its obligations under this Agreement, and not to use, except in the pursuit of the business of BRMG or Manager, Manager’s Confidential and Proprietary Information, without the prior written consent of Manager and its affiliates, unless (i) such information becomes known or available to the public generally through no wrongful act of BRMG or its employees or (ii) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, that prior to disclosing any of Manager’s Confidential and Proprietary Information pursuant to this clause (ii), BRMG shall, if possible, give prior written notice thereof to Manager and its affiliates and provide such parties with the opportunity to contest such disclosure. BRMG shall take all necessary and proper precautions against disclosure of Manager’s Confidential and Proprietary Information to unauthorized persons by any of its partners, officers, directors, employees or agents. All partners, officers, directors, employees and agents of BRMG who will have access to all or any part of Manager’s Confidential and Proprietary Information will be required to execute an agreement upon request, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to Manager and its affiliates and their counsel, committing themselves to maintain Manager’s Confidential and Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. Upon termination of this Agreement for any reason, BRMG and its employees and independent contractors shall cease all use of any of Manager’s Confidential and Proprietary Information and shall execute such documents as may be reasonably necessary to evidence their abandonment of any claim thereto.

(g) In the event of any termination of this Agreement for any reason whatsoever, or at any time upon the request of Manager or its affiliates, BRMG will promptly deliver or cause to be delivered to Manager and its affiliates all documents, data and other information in its possession that contains any of Manager’s Confidential and Proprietary Information. BRMG shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any of Manager’s Confidential and Proprietary Information, unless otherwise authorized in writing by Manager. In the event of termination of this Agreement, BRMG will deliver to Manager and its affiliates all documents and data pertaining to Manager’s Confidential and Proprietary Information.

20. General Provisions.

(a) In the event either party to this Agreement shall bring any action or initiate arbitration to enforce the provisions of this Agreement or as a result of any default in the performance of any of the provisions of this Agreement, the prevailing party in such action or arbitration shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred by such party in connection with such action.

(b) This Agreement supersedes all prior negotiations, understandings and agreements with respect to the subject matter hereof and constitutes the entire agreement between the arties with respect to the subject matter hereof. This Agreement may not be modified or amended by the parties hereto except by a written instrument executed by both of the parties hereto.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of California and the proper venue for any arbitration and/or action arising hereunder shall be Los Angeles, California.

(d) All notices or other communications that either party may desire or may be required to deliver to the other party shall be in writing, and may be delivered in person or by depositing the same in the United States mail, postage prepaid, certified or registered mail, or by electronic facsimile, addressed or delivered as follows:

If to BRMG:	Beverly Radiology Medical Group, III
1510 Cotner Avenue
Los Angeles, California 90025
Attention: Howard G. Berger, M.D.,
President of General Partner
Facsimile No.: 310-445-2980

If to Manager:	Radnet Management, Inc.
1510 Cotner Avenue
Los Angeles, California 90025
Attention: Howard G. Berger, M.D., President
Facsimile No.: 310-445-2980

Either party may change the address to which notices are to be delivered by giving notice as herein above provided. Any notice shall be deemed to have been given, if hand delivered or sent by electronic facsimile, as of the date delivered or transmitted, or if mailed as provided herein, on the first day after mailing.

(e) Manager represents and warrants that:

(i) Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of California; and

(ii) Manager has the corporate power, authority and legal right to execute, deliver and perform this Agreement and that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and this Agreement has been duly executed and delivered. This Agreement constitutes the valid and binding obligations of Manager enforceable in accordance with its terms except to the extent of applicable bankruptcy, moratorium, insolvency or reorganization or other similar laws or legal principles affecting or limiting the rights of creditors generally.

(f) BRMG represents and warrants to Manager that:

(i) BRMG is a general partnership duly organized and validly existing under the laws of the State of California, the sole partners of which are Beverly

Radiology Medical Group, Inc. and Pronet Imaging Medical Group, Inc., each of which is currently owned ninety-nine percent (99%) by Howard G. Berger, M.D.

(ii) BRMG has the power, authority and legal right to execute, deliver and perform this Agreement, that the execution, delivery and performance of this Agreement have been duly authorized by all necessary partnership actions and that this Agreement has been duly executed and delivered. This Agreement constitutes the valid and binding obligations of BRMG enforceable in accordance with its terms except to the extent of applicable bankruptcy, moratorium, insolvency or reorganization or other similar laws or legal principles affecting or limiting the rights of creditors generally.

(g) Paragraph headings are inserted herein solely for the purpose of convenience of reference and shall not be construed as part of this Agreement.

(h) BRMG acknowledges and agrees that the success of the Practice, and thereby Manager’s success, depends largely upon BRMG’s commitment and performance in the operation of the Practice. BRMG therefore agrees, to the best of BRMG’s ability, throughout the term of this Agreement, including any renewals or extensions thereof, to employ all commercially reasonable efforts to operate the Practice in such a manner so as to maintain the Practice and increase the Practice’s growth potential.

(i) Any waiver of any term, covenant or condition of this Agreement by any party hereto shall not be effective unless set forth in writing signed by the party granting such waiver and in no event shall any such waiver be deemed to be a waiver of any other term, covenant or condition of this Agreement.

(j) This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(k) Manager and BRMG each agrees to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the agreements contained herein in the manner contemplated hereby. In addition, and notwithstanding anything to the contrary contained in this Agreement, in the event performance by either party hereto of any term, covenant or provision of this Agreement should be in violation of any statute, ordinance or rule or regulation applicable thereto or be otherwise deemed illegal, the parties shall work together to resolve the illegality through renegotiation of the applicable provisions of this Agreement. If the parties are unable to resolve the illegality within sixty (60) days thereafter, either party may, at its option, terminate this Agreement forthwith.

(l) Upon termination of this Agreement, the provisions of Section 19, other than subsections (a) and (b), shall survive such termination.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Manager

RADNET MANAGEMENT, INC.

By:	/s/ Howard G. Berger, M.D.

Howard G. Berger, M.D., President

BRMG

BEVERLY RADIOLOGY MEDICAL GROUP, III

By:	Beverly Radiology Medical Group, Inc. General Partner

By:	/s/ Howard G. Berger, M.D.

Howard G. Berger, M.D., President

EXHIBIT A

CENTER LOCATIONS.

RADNET MANAGEMENT, INC.

LOCATION LIST

Spd * 002

Antelope Valley MRI Medical Clinic

43713 No. 20th Street West #6 Lancaster CA 93534

PH: (661) 949-8280

FX: (661) 942-1519

Site Mgr: Mike Buxton

Reg Dir: Joan Brandehoff

SLS: Julie Sassoon/ Cheryl Edwards

		Spd * 459	Burbank Advanced Imaging 10101 Riverside Drive Toluca Lake CA 91602 PH: (818) 762-2626 FX: (818) 762-0288 Site Mgr: Carmen Cooper Reg Dir: Joan Brandehoff SLS: Julie Sassoon	Spd *	Burbank Scheduling & Transcription 4405 Riverside Drive Suite 206 Burbank CA 91505 PH: (818) 954-8200 FX: (818) 954-8212 Site Mgr: Carmen Cooper Reg Dir: Joan Brandehoff SLS: Julie Sassoon	Spd *	Burbank Advanced Imaging—Satellite 3808 Riverside Drive #120 Burbank CA 91505 PH: (818) 842-5742 (818) 842-1369 Site Mgr: Carmen Cooper Reg Dir: Joan Brandehoff SLS: Julie Sassoon	Spd * 085	Camarillo Imaging Center 3901 Las Posas Road, Ste 104 Camarillo CA 93010 PH: (805) 389-9657 FX: (805) 388-9707/389-3218 Site Mgr: Rosie Castaneda Reg Dir: Joan Brandehoff SLS: Steve Standage

101	Chino Valley MR 5470 Jefferson Avenue Chino CA 91710 PH: (909) 464-8955 FX: (909) 465-9782 Site Mgr: Debbie Crocker Reg Dir: Stacey Hunt SLS: Susan Fillerup	040	Cotner Film Library 2250 S. Cotner Avenue Los Angeles CA 90025 PH: (310) 478-5336 FX: (310) 473-7054 Manager: Miguel Aguilar Reg Mgr: Taryn Dritz Site Mgr: Derek Bomar		Desert Advanced Imaging—Bermuda Dunes 41-120 Washington, JFK 2nd Fl Bermuda Dunes CA 92201 PH: (760) 200-4168 FX: (760) 200-4387 Site Mgr: Pam Pound Reg Mgr: Merrilyn Alford Reg Dir: Stacey Hunt SLS: Sheri Judd	460	Desert Advanced Imaging—Indio 81880 Dr. Carreon Blvd #A-102 Indio CA 92201-5559 PH: (760) 863-3857 FX: (760) 863-5249 Site Mgr: Pam Pound Reg Mgr: Merrilyn Alford Reg Dir: Stacey Hunt SLS: Sheri Judd	456	Desert Advanced Imaging—Palm Desert 72855 Fred Waring Drive Palm Desert CA 92260 PH: (760) 837-1420 FX: (760) 836-0385 Site Mgr: Pam Pound Reg Mgr: Merrilyn Alford Reg Dir: Stacey Hunt SLS: Sheri Judd

	Desert Advanced Imaging—Palm Springs 275 N. El Cielo, Ste B1 Palm Springs CA 92262 PH: (760) 318-1934 FX: (760) 318-8637 Site Mgr: Merrilyn Alford Reg Mgr: Merrilyn Alford Reg Dir: Stacey Hunt SLS: Sheri Judd	455	Desert Advanced Imaging—Palm Springs 2601 E. Tahquitz Cyn Way Palm Springs CA 92262 PH: (760) 318-2980 FX: (760) 318-6975 Site Mgr: Merrilyn Alford Reg Mgr: Merrilyn Alford Reg Dir: Stacey Hunt SLS: Sheri Judd	034	DRI 79 Scripps Drive #100 Sacramento CA 95825 PH: (916) 921-1300 FX: (916) 921-1095 Reg/Site Mgr: Angie Caporiccio Reg Dir: Chris Gordon SLS: Liz England	461	Emeryville Open MRI 6001 Shellmound Street #130 Emeryville CA 94608 PH: (510) 601-7979 FX: (510) 420-3484 Site Mgr: Maria Andrade Reg Mgr: Angie Caporiccio Reg Dir: Chris Gordon SLS: Erin Thomas	525	Grove Diagnostic Imaging 8283 Grove Avenue #101 Rancho Cucamonga CA 91730 PH: (909) 982-8638 FX: (909) 920-0640 Site Mgr: Sal Gandionco Reg Dir: Stacey Hunt SLS: Ronda Starkenburg

	Grove Diagnostic Imaging—Grove Annex 8263 Grove Avenue #101 Rancho Cucamonga CA 91730 PH: (909) 931-9798 FX: (909) 981-8671 Site Mgr: Sal Gandionco Reg Dir: Stacey Hunt SLS: Ronda Starkenburg		Grove Diagnostic Imaging—Haven 8599 Haven Avenue #101 Rancho Cucamonga CA 91730 PH: (909) 483-1296 FX: (909) 484-7930 Site Mgr: Sal Gandionco Reg Dir: Stacey Hunt SLS: Ronda Starkenburg	117	Healthcare Imaging Center 4334 Central Avenue Riverside CA 92506 PH: (909) 682-7580 FX: (909) 682-2143 Site Mgr: Brittany Lancaster Reg Dir: Stacey Hunt SLS: Debra Lopez		Kerlan-Jobe Clinic (X-Ray Only) 2400 E. Katella Avenue Anaheim CA 92806 FX: (714) 978-3045	027	Lancaster Imaging 44725 Tenth St West #150 Lancaster CA 93534 PH: (661) 945-5855 FX: (661) 945-7568 Site Mgr: Mike Buxton Reg Dir: Joan Brandehoff SLS: Julie Sassoon/ Cheryl Edwards

EXHIBIT A

167	Open MRI of Lancaster 44305 Lorimer Street Ste 100 Lancaster CA 93534 PH: (661) 945-8642 FX: (661) 940-1580 Site Mgr: Mike Buxton Reg Dir: Joan Brandehoff SLS: Julie Sassoon/ Cheryl Edwards		Loma Vista Imaging Center N. Ashwood—Buenaventura 120 N. Ashwood Avenue Ventura CA 93003 PH: (805) 650-4767 FX: (805) 650-4799 Site Mgr: Ryan Dyer Reg Dir: Joan Brandehoff SLS: Mark Serve	404	Loma Vista Imaging Center Loma Vista—Buenaventura 888 S. Hill Road Ventura CA 93003 PH: (805) 477-6181 FX: (805) 650-8669 Site Mgr: Ryan Dyer Reg Dir: Joan Brandehoff SLS: Mark Serve	406	Loma Vista Imaging Center Oxnard—Buenaventura 2200 E. Gonzales Road Oxnard CA 93030 PH: (805) 988-8108 FX: (805) 485-0732 Site Mgr: Ryan Dyer Reg Dir: Joan Brandehoff SLS: Mark Serve		Loma Vista Imaging Center Camarillo 2620 Las Posas Rd #2640 B/C Camarillo CA 93010 PH: (805) 383-2100 FX: (805) 445-4654 Site Mgr: Ryan Dyer Reg Dir: Joan Brandehoff SLS: Mark Serve

403	Los Coyotes Imaging 3320 Los Coyotes Dgl, Ste 120 X-Ray Ste 112 Long Beach CA 90809 PH: (562) 627-0903 FX: (562) 627-0923 Site Mgr: Lynn Godinez Reg Dir: Joan Brandehoff SLS: Erika Gonzalez	117	Los Coyotes Imaging Atlantic Avenue 2699 Atlantic Avenue Long Beach CA 90806 PH: (562) 981-7479 FX: (562) 490-7253 Site Mgr: Lynn Godinez Reg Dir: Joan Brandehoff SLS: Erika Gonzalez		Los Coyotes Imaging Spring Street 6226 Spring Street #100 Long Beach CA 90815 PH: (562) 421-5640 FX: (562) 421-8049 Site Mgr: Lynn Godinez Reg Dir: Joan Brandehoff SLS: Erika Gonzalez	104	Thousand Oaks Medical Diagnostic Imaging (MDI) 300 Lombard Street Thousand Oaks CA 91360 PH: (805) 495-1220 FX: (805) 496-1790 Site Mgr: Susie Perez Reg Dir: Joan Brandehoff SLS: Tim Kirksey	453	Modesto Imaging Center 157 E. Coolidge Avenue Modesto CA 95350 PH: (209) 524-6800 FX: (209) 524-1286 Site Mgr: Kim Davis Reg Dir: Chris Gordon SLS: Julie Ferriera

105	Northridge Diagnostic Center 8227 Reseda Blvd Reseda CA 91335 PH: (818) 773-6500 FX: (818) 701-5936 Site Mgr: Janis Fodran Reg Dir: Joan Brandehoff SLS: Karen Orawa		Northridge Diagnostic— Satellite 8327 Reseda Blvd Reseda CA 91335 PH: (818) 407-2646 FX: (818) 407-2647 Site Mgr: Janis Fodran Reg Dir: Joan Brandehoff SLS: Karen Orawa	105	Orange Advanced Imaging 230 S. Main Street #101 Orange CA 92868 PH: (714) 978-2937 FX: (714) 978-2518 Reg Mgr: Mary Cexton SLS: Natalie Arranaga		Orange Women's Center 230 S. Main Street #205 Orange CA 92868 PH: (714) 978-2937 FX: (714) 978-2518 Site/Reg Mgr: Mary Cexton SLS: Natalie Arranaga	067	Orange Imaging Center 293 S. Main Street Orange CA 92868 PH: (714) 288-5400 FX: (714) 771-0701 Site/Reg Mgr: Mary Cexton SLS: Natalie Arranaga

457	Orange Imaging Anaheim X-Ray 6200 E. Canyo Rim Rd, Ste 107C Anaheim CA 92807 PH: (714) 974-0705 FX: (714) 974-0295 Site/Reg Mgr: Mary Cexton	458	Orange IMG Film Library 982 N. Batavia Space B-9 Orange CA 92867 PH: (714) 288-0208 FX: (714) 288-0811	166	Oxnard Imaging 1150 N. Ventura Road Oxnard CA 93030 PH: (805) 983-4838 FX: (805) 983-2818 Site Mgr: Paul Eul Reg Dir: Joan Brandehoff SLS: Steve Standage		Rancho Bernardo Advanced Imaging Center 17065 Camino San Bernardo Building 400, Suite 100 San Diego CA 92127 PH: (858) 592-2369 FX: (858) 592-2653 Site Mgr: Carolyn Hohenberger Reg Dir: Stacey Hunt SLS: Lesli McDowell	400	Redondo Imaging 2600 Redondo Avenue Long Beach CA 90806 PH: (562) 988-7357 PH: (562) 988-7341 Site Mgr: Lynn Godinez Reg Dir: Joan Brandehoff SLS: Erika Gonzalez

452	San Francisco Open MRI 490 Post Street, Ste 323 San Francisco CA 94102 PH: (415) 956-2525 FX: (415) 217-4535 Site Mgr: Maria Andrade Reg Mgr: Angie Caporiccio Reg Dir: Chris Gordon SLS: Erin Thomas	115	San Gabriel Valley MRI 740-A East Arrow Hy Suite A Covina CA 91722 PH: (626) 966-1580 FX: (626) 967-7821 Site Mgr: Debbie Crocker Reg Dir: Stacey Hunt SLS: Susan Fillerup	049	Santa Clarita Imaging Center 24355 Lyons Avenue #150 Newhall CA 91321 PH: (661) 255-9561 FX: (661) 255-9563 Site Mgr: Eddy Manzano Reg Dir: Joan Brandehoff SLS: Julie Sassoon		Santa Clarita Imaging Center X-Ray Annex 23928 Lyons Avenue Newhall CA 91321 PH: (661) 255-9272 FX: (661) 255-9947 Site Mgr: Eddy Manzano Reg Dir: Joan Brandehoff SLS: Julie Sassoon	071	Santa Rosa Imaging 3536 Mendocino Avenue #280 Santa Rosa CA 95403 PH: (707) 579-8226 PH: (707) 579-1457 Site Mgr: Cindy Warner Reg Mrg: Angie Caporiccio Reg Dir: Chris Gordon SLS: Linda Blue

EXHIBIT A

055	Stockton Diagnostic Imaging 2800 N. California St #4 Stockton CA 95204 PH: (209) 466-2738 FX: (209) 466-4825 Site Mgr: Ernie Velesquez Reg Dir: Chris Gordon SLS: Rubina Parish	462	Tarzana Advanced Imaging Center 5536 Reseda Blvd Tarzana CA 91356 PH: (818) 344-9525 FX: (818) 344-7989 Site Mgr: Ray Gerena Reg Dir: Joan Brandehoff SLS: Kasey Esparza	110	Tarzana MRI Center 18360 Burbank Blvd Tarzana CA 91356 PH: (818) 774-9080 PH: (818) 774-9135 Site Mgr: Ray Gerena Reg Dir: Joan Brandehoff SLS: Kasey Esparza	112	Temecula Valley Imaging Center 27699 Jefferson Ave, Ste 110 Temecula CA 92590 PH: (909) 699-7161 FX: (909) 587-8290 Site Mgr: Sue Applegate Reg Dir: Stacey Hunt SLS: Lesli McDowell		Temecula Valley Imaging Sun City 28-115 Bradley Road #150 Sun City CA 92586 PH: (909) 301-5680 FX: (909) 301-5901 Site Mgr: Sue Applegate Reg Dir: Stacey Hunt SLS: Lesli McDowell

	Temecula Valley Imaging Wildomar 36243 Inland Valley Dr #10 Wildomar CA 92595 PH: (909) 461-0293 FX: (909) 461-0596 Site Mgr: Sue Applegate Reg Dir: Stacey Hunt SLS: Lesli McDowell		BRMG at Tower Wilshire 8750 Wilshire Blvd #100 Beverly Hills CA 90211 PH: (310) 689-3100 FX: (310) 689-3130 Site/Reg Mgr: Taryn Dritz SLS: Maribeth Crues SLS: Nicole Blaine	007	BRMG at Tower Roxsan 465 N. Roxbury Drive #101 Beverly Hills CA 90210 PH: (310) 975-1500 FX: (310) 975-1517 Site Mgr: Susan Jordan Reg Mgr: Taryn Dritz SLS: Maribeth Crues SLS: Nicole Blaine		Tower Scheduling & Transcription 8730 Wilshire Blvd #501 & 505 Beverly Hills CA 90210 PH: (310) 854-7722 FX: Trans. Supvr—Julie Cravatta Sched. Supvr—Karla Trujillo Reg Mgr: Taryn Dritz	005

BRMG at Tower Women's Center

455 N. Roxbury Drive Beverly Hills CA 90210

PH: (310) 385-7747

FX: (310) 385-9144

Site Mgr: Madalyn Horton

Reg Mgr: Taryn Dritz

SLS:Maribeth Crues/Nicole Blaine

Supvr. Jun Nicolas

024	Tustin Imaging 18102 Irvine Blvd #104 Tustin CA 92780 PH: (714) 838-9866 FX: (714) 838-3774 Site/Reg Mgr: Mary Cexton SLS: Natalie Arranaga	036	Vacaville Imaging 600 Nut Tree Road #110 Vacaville CA 95687 PH: (707) 452-7226 FX: (707) 448-6201 Site Mgr: Maria Andrade Reg Mgr: Angie Caporiccio Reg Dir: Chris Gordon SLS: Michele St. Ives	062	Ventura Coast Imaging 4601 Telephone Road #101 Ventura CA 93003 PH: (805) 644-7300 FX: (805) 644-1523 Site Mgr: Ryan Dyer Reg Dir: Joan Brandehoff SLS: Mark Serve	064	Westchester Adv. Imaging 8540 S. Sepulveda Blvd #11 Los Angeles CA 90045 PH: (310) 645-9050 FX: (310) 216-2683 SLS: Terri Herrick	031	Woodward Park Radiology 7055 N. Fresno St #203 Fresno CA 93720 PH: (559) 437-1880 FX: (559) 437-1888 Site Mgr: Janet Anton Reg Dir: Chris Gordon SLS: Frances Mejias

	Radnet/DIS Inc. (Corporate Office) 1510 Cotner Avenue Los Angeles CA 90025 PH: (310) 445-2800 FX: (310) 445-2980

EXHIBIT A

EXHIBIT B

BUSINESS ASSOCIATE/CHAIN OF TRUST AGREEMENT

THIS BUSINESS ASSOCIATE/CHAIN OF TRUST AGREEMENT (“Agreement”) is entered into by and between Radnet Management, Inc. a California corporation (“Radnet”) and Beverly Radiology Medical Group, a California partnership of professional corporations (“BRMG”) and is effective as of January 1, 2004 (the “Effective Date”).

Radnet and BRMG have entered into this Agreement to comply with the Health Insurance Portability and accountability Act of 1996 and the federal HIPAA privacy regulations.

Radnet, as a contractor of BRMG, regularly has access to certain patient health information.

Both parties have determined it is in their respective interests to comply with such rules and regulations as required by law in order to ensure the confidentiality and integrity of protected health information (“Protected Health Information”).

NOW, THEREFORE, the parties agrees as follows:

1.	PERMITTED USES AND DISCLOSURES OF PROTECTED HEALTH INFORMATION.

Radnet provides services for BRMG that involve the use and disclosure of Protected Health Information. Radnet may use and/or disclose such Protected Health Information as necessary to perform its obligations for BRMG, provided that such use or disclosure shall be only (i) to its employees, subcontractors or agents as provided in this Agreement or as otherwise required by law; (ii) as directed by BRMG; or (iii) as required to be disclosed by law, provided that BRMG will promptly notify Radnet of such obligation. Unless otherwise limited herein Radnet may:

a. use the Protected Health Information in its possession for its proper management and administration and to fulfill any present or future legal responsibilities provided that such uses are permitted under state and federal confidentiality laws.

b. disclose the Protected Health Information in its possession to third parties for the purpose of its proper management and administration or to fulfill any present or future legal responsibilities of Radnet, provided that (i) the disclosures are required by law or (ii) Radnet has received from the third party reasonable assurances regarding the confidential handling of such Protected Health Information as required under HIPAA.

EXHIBIT B

c. aggregate the Protected Health Information in its possession with the Protected Health Information of other covered entitles that Radnet has in its possession through the capacity as a business associate to said other covered entities, provided that the purpose of such aggregation is to provide BRMG with data analysis relating to the health care operations of BRMG. Under no circumstances may Radnet disclose Protected Health Information of one covered entity to another covered entity absent the explicit authorization of BRMG.

2.	RESPONSIBILITIES OF THE PARTIES

Responsibilities of Radnet. With regard to its use and/or disclosure of Protected Health Information obtained from BRMG, Radnet hereby agrees to:

a. use and/or disclose the Protected Health Information only as permitted or required by this Agreement or as otherwise required by law.

b. use appropriate safeguards to maintain the security of the Protected Health Information and to prevent unauthorized use or disclosure of such Protected Health Information, which will in no event be any less than the means which Radnet uses to protect its own confidential information.

c. report to BRMG any use and/or disclosure of the Protected Health Insurance that is not permitted by this Agreement.

d. require all of its subcontractors, agents and employees that receive, use or have access to Protected Health Insurance under this Agreement to agree, in writing, to adhere to the same restrictions and conditions on the use and/or disclosure of Protected Health Information that apply to Radnet.

e. make available all records, books agreements, policies and procedures relating to the use and/or disclosure of Protected Health Information to the Secretary of HHS for purposes of determining BRMG’s compliance with HIPAA, subject to attorney-client and other applicable legal privileges.

f. provide to BRMG such information as is reasonably requested and necessary to permit them to respond to a request by an individual for an accounting of the disclosures of the individual’s Protected Health Information in accordance with HIPAA.

g. notify BRMG, as soon as reasonably practical, after it learns of a legal obligation to disclose any Protected Health Information, and in any event within a time sufficiently in advance of the proposed release date such that BRMG’s rights would not be prejudiced.

h. return to BRMG or destroy or erase at BRMG’s discretion all of BRMG’s confidential information in tangible form, upon the expiration or termination of this Agreement, and Radnet will promptly certify in writing to BRMG that it has done so.

EXHIBIT B

Responsibilities of BRMG. With regard to the use and/or disclosure of Protected Health Insurance by Radnet, BRMG agrees:

a. to obtain all necessary consents or authorizations that may be required by HIPAA or applicable state law prior to furnishing Radnet with Protected Health Information.

b. to inform Radnet of any changes in the form of notice of privacy practices that BRMG provides to individuals and to provide Radnet a copy of the notice currently in use.

c. to timely notify Radnet, in writing, of any arrangements permitted or required of BRMG that may impact, in any manner, the use and/or disclosure of Protected Health Information by Radnet under this Agreement.

4.	TERMS AND TERMINATION OF AGREEMENT

Term. This Agreement shall become effective on the Effective Date and shall continue in effect until all obligations of the parties have been met, unless terminated as provided in this section. In addition, certain provisions and requirements of this Agreement shall survive its expiration or other termination in accordance with the survival provision herein.

Termination by the Covered Entity. BRMG may terminate the Agreement if it determines that Radnet has breached a material term of this Agreement, which breach has not been cured within thirty (30) days of written notice from BRMG to Radnet of such breach.

Effect of Termination. Upon the event of expiration or termination, Radnet agrees to promptly return to BRMG, or at BRMG’s sole option, destroy any Protected Health Information then in its possession or control and will retain no copies of such Protected Health Information, and, unless otherwise expressly agreed to in writing, any right or license which Radnet has to use the Protected Health Information will terminate immediately upon such expiration or termination of the Agreement. Prior to doing so, Radnet further agrees to recover any Protected Health Information in the possession of its subcontractors or agents. If it is not feasible for Radnet to return or destroy said Protected Health Information, Radnet will notify BRMG in writing. Said notification shall include: (i) a statement that Radnet has determined that it is not feasible to return or destroy the Protected Health Information in its possession and (ii) the specific reasons for such determination. Radnet further agrees to extend any and all protections, limitations and restrictions contained in this Agreement to Radnet’s use and/or disclosure of any Protected Health Information retained after the termination of this Agreement and to limit any further uses and/or disclosures to the purposes that make the return or destruction of the Protected Health Information not feasible.

EXHIBIT B

5.	EFFECT OF CHANGES OF HIPAA PRIVACY REGULATION ON RESPONSIBILITIES OF THE PARTIES

To the extent that any relevant provision of HIPAA is materially amended in a manner that changes the obligations of business associates or covered entities that are embodied in the term(s) of this Agreement, the Parties agree to negotiate in good faith appropriate non-financial terms or amendment(s) to this Agreement to give effect to such revised obligations. In addition, the terms of this Agreement should be construed in light of any interpretation and/or guidance on HIPAA issued by HHS from time to time.

6.	LIMITATION OF LIABILITY

Neither party shall be liable to the other party for any incidental, consequential, special or punitive damages of any kind or nature, whether such liability is asserted on the basis of contract, tort (including negligence or strict liability), or otherwise, even if the other party has been advised on the possibility of such loss or damages.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed in its name and on its behalf as of the Effective Date written above.

BEVERLY RADIOLOGY MEDICAL GROUP

By:	Beverly Radiology Medical Group, Inc., its general partner	RADNET MANAGEMENT, INC.

By:		By:

	Howard G. Berger, M.D. President		Howard G. Berger, M.D. President

EXHIBIT B